Exhibit (p)(42)(i)

CODE OF ETHICS

INCLUDING INSIDER TRADING POLICY AND PROCEDURES

and SUPPLEMENTAL PROCEDURES FOR DISCRETIONARY TRUSTS,

“BLIND” TRUSTS AND DISCRETIONARY ACCOUNTS

for ARIEL INVESTMENT TRUST, ARIEL CAPITAL MANAGEMENT, LLC and

ARIEL DISTRIBUTORS, INC.

As Amended October 10, 2005

At all times, the interests of our Clients1 must come first. To that end, all personal securities transactions must be conducted in a manner consistent with this Code of Ethics (the “Code”). Therefore, we must:

•	be vigilant in maintaining the integrity of our business by promoting ethical conduct, creating a culture of compliance and avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility;

•	comply with applicable securities laws and regulations;[2] and

•	comply with this Code, our Insider Trading Policy and Procedures (Exhibit A) and Supplemental Procedures for Discretionary Trusts, “Blind” Trusts and Discretionary Accounts (Exhibit B).

CODE OF ETHICS

A.	Definitions

1.	Reportable Security. The term “Reportable Security” means any:

•	stock

•	shares of any mutual fund advised or sub-advised by Ariel Capital Management, LLC (“Ariel”)

•	shares of any closed-end fund or exchange-traded fund (ETF)

•	shares of any “Limited Offering” (as defined in Section A.13)

•	interests in limited partnerships and limited liability companies, generally

•	note

•	treasury stock

•	security future

[1]	See Section A.6 below for the definition of “Client.”
[2]	These securities laws and regulations include the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), all other applicable Federal securities laws (as defined in Rule 38a-1 of the 1940 Act and Rule 204A-1 of the Advisers Act), and applicable rules of the National Association of Securities Dealers, Inc.

•	bond

•	debenture

•	evidence of indebtedness

•	certificate of interest or participation in any profit-sharing agreement

•	collateral-trust certificate

•	pre-organization certificate or subscription

•	transferable share

•	investment contract (which may include an interest in a limited partnership or a limited liability company)

•	voting-trust certificate

•	certificate of deposit for a security

•	fractional undivided interest in oil, gas, or other mineral rights

•	any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof)

•	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency

•	in general, any interest or instrument commonly known as a “security”

•	certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

A Reportable Security does not include:

•	direct obligations of the United States Government, such as U.S. bonds or treasuries;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by Ariel; and

•	shares of registered open-end investment companies or series thereof for which Ariel does not act as an investment adviser or sub-adviser.

Special Note: “Open-end investment companies” are commonly referred to as “mutual funds” and can be distinguished from closed-end funds and exchange-traded funds based on the fact that open-end investment companies, unlike closed-end funds and exchange-traded funds, stand ready to redeem their shares and typically do not trade on a stock exchange.

2. Reportable Account. A Reportable Account is an account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed.

Special Note: A Reportable Account does not include an account held directly with an open-end investment company that is not advised or sub-advised by Ariel (e.g., a direct account with the Longleaf Funds). A discretionary account, as described in Section D.3 and Exhibit B, is a Reportable Account.

3.	Advisory Person. An Advisory Person is:

•	any director, trustee, officer or employee of Ariel, Ariel Capital Management Holdings, Inc. (“ACM Holdings”), Ariel Investment Trust (the “Trust”) or Ariel Distributors, Inc. (the “Distributor”);

•	any natural person in a control relationship to Ariel, the Trust, the Distributor, or ACM Holdings who obtains information concerning purchases or sales of a Reportable Security Being Considered for Purchase or Sale (as defined in Section A.4 below) by a Client; and

•	ACM Holdings, Ariel and the Distributor.

Special Note: All Ariel employees are Advisory Persons.

4. Being Considered for Purchase or Sale. A Reportable Security is “Being Considered for Purchase or Sale” when, within the most recent 15-day period, a recommendation to purchase or sell a Reportable Security has been made and communicated and remains in effect. For the person making the recommendation to purchase or sell a Reportable Security, such security is “Being Considered for Purchase or Sale” at the point in time that such person seriously considers making such a recommendation.

5. Beneficial Ownership. An Advisory Person has “Beneficial Ownership” of a Reportable Security when he, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

•	investment power or discretion in respect to a Reportable Security (which includes the power or discretion to direct the purchase or sale of a Reportable Security); or

•	an “economic interest” in a Reportable Security.

An Advisory Person has an “economic interest” in a Reportable Security:

•	if he has the opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction

•	that is held by members of his “immediate family” sharing his household.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Domestic partner” means a person, 18 years of age or older:

•	to whom an Advisory Person is neither married nor related;

•	with whom the Advisory Person lives in the same residence and intends to do so indefinitely; and

•	with whom the Advisory Person has an exclusive committed relationship.

6. Client. A “Client” refers to any person or entity for which Ariel manages investments.

7. Chief Compliance Officer. “Chief Compliance Officer” refers to Ariel’s Chief Compliance Officer.3

8. Control. “Control” means the power to exercise a controlling influence over a company’s management or policies, unless such power is solely the result of an official position with that company. Any person who beneficially owns more than 25% of the voting securities of a company is presumed to control such company, unless the Chief Compliance Officer decides otherwise.4

9. Directly or Indirectly. For purposes of the prohibitions in Section B on purchases or sales of Reportable Securities, “directly or indirectly” refers to any transaction involving

•	any other securities of the same issuer, and

•	any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

10. Discretionary Account. “Discretionary Account” means a Reportable Account over which:

•	an Advisory Person has no direct or indirect influence or control, and

•	a person or entity not subject to the Code has sole investment power.

[3]	In the event that Ariel’s Chief Compliance Officer has a conflict, is unavailable or unable to act, then the following people, in the following order, will assume the role of “Chief Compliance Officer”: Ariel’s General Counsel; Ariel’s Assistant General Counsel; the Trust’s Chief Compliance Officer; Ariel’s President; or any Ariel Executive Vice President not involved in the proposed transaction.
[4]	Please note that beneficial ownership may be either direct or through one or more controlled companies.

11. Disinterested Trustee or Director. The term “Disinterested Trustee or Director” includes an independent Trustee of the Trust and an independent Director of ACM Holdings.5

12. Family Member. The term “Family Member” means a member of your immediate family sharing your household. “Immediate family” is defined in Section A.5 above.

13. Limited Offering. The term “Limited Offering” means an offering that is exempt from SEC registration.6

Special Note: Examples of limited offerings include private placements and interests in limited partnerships and limited liability companies.

14. Purchase or Sale of a Reportable Security. The term purchase or sale of a Reportable Security includes, among other things, the writing of an option to purchase or sell a Reportable Security, and the exercise of that option.

15. Security Held or to Be Acquired. “Security Held or to be Acquired” by any Client means any Reportable Security which, within the most recent 15-day period,

•	is or has been held by any Client, or

•	is being or has been considered by Ariel for purchase by any Client.

B.	Prohibited Actions Relating to Reportable Securities

1. General Unlawful Actions. No Advisory Person, in connection with his purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by any Client will:

•	employ any device, scheme or artifice to defraud any Client;

•	make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or

•	engage in any manipulative practice with respect to any Client.

[5]	An independent Trustee is a trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. An independent Director is a director (i) who is not an “interested person” of Ariel within the meaning of Section 2(a)(19)(B) of the 1940 Act for any reason other than as a director of ACM Holdings and as an owner of direct or beneficial interests in ACM Holdings or Ariel (but owner of no more than 5% of ACM Holdings’ or Ariel’s outstanding voting securities), and (ii) who has no involvement with the day-to-day operations of Ariel, ACM Holdings, the Distributor or the Trust.
[6]	The applicable registration exemptions include Sections 3(a)(11), 4(2) or 4(6) or Rules 504, 505 or 506 of the Securities Act.

2. Purchases or Sales by Advisory Persons of Securities Being Considered for Client Transactions. No Advisory Person may purchase or sell any Reportable Security in which he has any direct or indirect Beneficial Ownership and which, at the time of such purchase or sale:7

•	is Being Considered for Purchase or Sale by or for any Client; or

•	is the subject of a pending buy or sell order by any Client or is programmed for purchase or sale by any Client; or

•	was purchased or sold by or for any Client within seven (7) calendar days preceding or following the purchase or sale of such Advisory Person.

This subsection’s prohibition applies to an Advisory Person’s purchase or sale of any convertible security, option, or warrant of any issuer whose underlying securities are Being Considered for Purchase or Sale by any Client.

3. Inducing a Client to Take Action. Advisory Persons may not intentionally induce or cause any Client to take action or to fail to take action, in order to obtain a personal benefit rather than to benefit the Client. Examples of this include causing a Client to purchase a Reportable Security owned by the Advisory Person in order to support or drive up the security’s price, and causing a Client to refrain from selling a Reportable Security in order to protect the value of the Advisory Person’s investment, such as an outstanding option.

4. Personal Profit from Knowledge of Client Transactions. Advisory Persons may not use actual knowledge of Client transactions to profit from such transactions.

5. Failure to Make Recommendations. An Advisory Person may not intentionally fail to consider the purchase of, or fail to purchase, a Reportable Security for a Client in order to avoid the appearance of a conflict arising from a personal transaction in that security.

6. Prohibition of Certain Short-Term Trading by Advisory Persons. No Advisory Person will:

•	profit from the purchase and sale, or sale and purchase of the same (or equivalent) Reportable Securities within sixty (60) calendar days after the trade date;

•	sell, redeem or exchange shares of Ariel-advised mutual funds within sixty (60) calendar days after the date of purchase of such shares;

[7]	Please note the following:

•	This section includes the direct or indirect purchase or sale of any Reportable Security.

•	Direct or indirect Beneficial Ownership may be acquired by reason of the transactions.

•	Actual knowledge at the time of the purchase or sale is required.

•	write an option on a Reportable Security if the option will expire in less than 60 days; or

•	exercise an option on a Reportable Security within 60 days of purchase of the option.

These prohibitions apply to all Reportable Securities in which the Advisory Person has Beneficial Ownership.

C.	Reporting and Prior Approvals

1.	Initial and Annual Disclosure.

•	Each Advisory Person will, within ten (10) days of becoming an Advisory Person:

•	report all Reportable Accounts and holdings of Reportable Securities in which he has Beneficial Ownership; and

•	execute the Initial Code of Ethics Certification.

•	Each Advisory Person will, on an annual basis:

•	report no later than thirty (30) days after the end of the calendar year all Reportable Accounts and holdings of Reportable Securities in which he had Beneficial Ownership as of December 31; and

•	execute the Annual Code of Ethics Certification.

Special Note: Reportable Accounts and Reportable Securities held by Family Members of an Advisory Person must be included in these initial and annual disclosure reports.

2. Duplicate Transaction Confirmations and Account Statements. Each Advisory Person will direct each institution at which he has Beneficial Ownership of a Reportable Account to provide the Chief Compliance Officer with duplicate copies of transaction confirmations and account statements pertaining to all Reportable Accounts at the same time such confirmations and account statements are sent to the Advisory Person. Disinterested Trustees or Directors, in lieu of the confirmation statements, may include such information required in Sections C.1 and C.3 on forms supplied by the Chief Compliance Officer.

3. Quarterly Reporting. Each Advisory Person will report no later than thirty (30) days after the end of each calendar quarter to the Chief Compliance Officer:

•	all transactions in Reportable Securities in which he has Beneficial Ownership that took place during the prior calendar quarter; or

•	if no such transactions took place during the prior calendar quarter, the fact that no such transactions took place.

4. Prior Approval of the Purchase and Sale of Reportable Securities. Each Advisory Person will obtain the prior approval of the Chief Compliance Officer before executing the purchase or sale,8 of any Reportable Security in which he has any direct or indirect Beneficial Ownership.9 The Chief Compliance Officer may condition such approval as he deems advisable. Unless otherwise determined by the Chief Compliance Officer, all approvals expire at the end of the business day following the date of approval.

•	Exemption from the Prior Approval Requirement for Purchases of Ariel-advised mutual fund shares only. The purchase of Ariel-advised mutual fund shares by an Advisory Person[10] does not require the prior approval of the Chief Compliance Officer, provided that the Advisory Person:

•	reports such purchase in his quarterly transaction report, as required by Section C.3 above; and

•	obtains the Chief Compliance Officer’s prior approval of any sale, redemption or exchange of Ariel-advised mutual fund shares which he beneficially owns.

•	Prior Approval of Initial Public Offerings and Limited Offerings. In reviewing requests for approval of a transaction involving an initial public offering or Limited Offering, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to such Advisory Person by virtue of his position with the Trust or Ariel. An Advisory Person who has received approval to acquire these Reportable Securities must disclose such investments whenever he plays a part in Ariel’s subsequent consideration of these investments for any Client.

Special Note: Advisory Persons must obtain prior approval for purchases and sales of Reportable Securities by Family Members.

5. Opening Reportable Accounts – Prior Approval and Reporting. Each Advisory Person will obtain the prior approval of the Chief Compliance Officer before opening a Reportable Account over which he has any Beneficial Ownership.

Advisory Persons need not obtain the Chief Compliance Officer’s prior approval for the opening of a direct account with any Ariel-advised mutual fund (i.e., an account in which the Advisory Person can buy, sell, redeem or exchange shares of the Ariel-advised mutual funds only), provided that the Advisory Person:

[8]	This section contemplates both direct or indirect purchases or sales by Advisory Persons.
[9]	Beneficial Ownership may be acquired by reason of such purchase or sale.
[10]	This includes any purchase by which the Advisory Person acquires Beneficial Ownership.

•	reports to the Chief Compliance Officer the opening of such account at its inception and any participation in a systematic investment plan in the account; and

•	arranges for the delivery of the duplicate transaction confirmations and account statements for such account, as required by Section C.2 of the Code.

Starting investments in a Reportable Account consisting of a compensation or retirement plan connected with employment (such as 401(k) and option plans), transfers to an IRA, changes to the registered name on the account, and transfers to a living trust for the benefit of a shareowner or his spouse do not require prior approval but must be reported.

Special Note: The only compensation or retirement plans that need be reported are those plans in which the plan participant has the option of investing in any Reportable Security. For example, if an Advisory Person’s spouse has a 401(k) plan that can only invest in open-end mutual funds excluding Ariel-advised mutual funds, then the Advisory Person need not report that account.

Limitation of Securities Firms. The Chief Compliance Officer may limit the choice of firms with which Reportable Accounts may be held.

6. Disclaimer of Beneficial Ownership. Advisory Persons’ reports made under this Section C may include a statement that the information in the report is not an admission that he has any direct or indirect Beneficial Ownership in a security reported in such report.

7. Violations. All Advisory Persons must report promptly to the Chief Compliance Officer any and all violations of the Code, whether or not the Advisory Person reporting the violation is responsible for the violation. Failure to report any violation of the Code is itself a violation of the Code.

D.	Exempt Transactions

1. The prohibitions of Section B, other than the prohibitions of B.1, and the obligations imposed by Sections C.3 and C.4 do not apply to:

•	Involuntary Transactions. Purchases or sales of securities that are nonvolitional on the part of either the Advisory Person or a Client;

•	Dividend Reinvestments. Purchases that are part of an automatic dividend reinvestment plan;

•	Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer proportionately to all holders of a class of its securities and sales of such rights so acquired;[11] or

[11]	This exemption applies only to the extent such rights were acquired from such issuer.

•	Systematic Investment Plans. Purchases or sales transacted through a systematic (or automatic) plan involving predetermined amounts on predetermined dates.

2. Exemption for Disinterested Trustees or Directors. The prohibitions of Section B, other than the prohibitions of B.1, and the reporting obligations imposed by Sections C.1 through C.6, do not apply to a Disinterested Trustee or Director unless such Disinterested Trustee or Director, at the time he executes a transaction in a Reportable Security, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust or Director of ACM Holdings, should have known that during the 15-day period immediately before or after the date of the transaction by such Disinterested Trustee or Director, a Client purchased or sold the security, or the security was Being Considered for Purchase or Sale by any Client.

3. Exemption for Discretionary Accounts. The prohibitions of Section B (other than the prohibitions of B.1) and the reporting obligations imposed by Sections C.1, C.2, C.3 and C.4 (and relating to Reportable Securities only) do not apply to any Discretionary Account over which an Advisory Person has Beneficial Ownership. In order to qualify for this exemption:

•	the Advisory Person must report his Discretionary Account(s) as required by Section C.1 of the Code

•	the Advisory Person must request the Chief Compliance Officer’s approval to open any new Discretionary Account(s) as required by Section C.5 of the Code; and

•	both the Advisory Person and the broker must provide initial and annual certifications as described in the Supplemental Procedures for “Blind” Trusts and Discretionary Accounts attached as Exhibit B.

Special Note: Although Advisory Persons must obtain prior approval to open a Discretionary Account and must report the existence of such accounts annually, the securities held in such accounts need not be listed in the reports filed pursuant to Section C.1.

4. Exemption for Purchases and Sales of Units of Ariel and Shares of ACM Holdings. The reporting obligations imposed by Sections C.1 through C.6 do not apply to the purchase or sale of units of Ariel and shares of ACM Holdings. Nevertheless, within 30 days after each quarter end, Ariel’s Treasurer12 will provide the Chief Compliance Officer with a list of:

•	all Advisory Persons’ transactions in units of Ariel and shares of ACM Holdings during the prior quarter; and

•	all Advisory Persons’ holdings in units of Ariel and shares of ACM Holdings.

[12]	“Ariel’s Treasurer” refers to Ariel’s Treasurer or his designee.

5. Exemption for Purchases and Sales of Reportable Securities in Ariel’s Profit Sharing and Savings Plan & Trust. The reporting obligations imposed by Sections C.1 through C.6 do not apply to the purchase or sale of Reportable Securities in Ariel’s Profit Sharing and Savings Plan & Trust (the “Profit Sharing Plan”). Nevertheless, within 30 days after each quarter end, Ariel’s Treasurer will provide the Chief Compliance Officer with a list of all the Profit Sharing Plan’s transactions in Reportable Securities during the prior quarter.

E.	Gifts and Entertainment

Advisory Persons must not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to any person or firm.

No Advisory Person may give or accept any non-cash gift of more than de minimis value from any person or entity that does or seeks to do business with or on behalf of Ariel or the Distributor (each an “Ariel Business Partner”). The Chief Compliance Officer must be consulted prior to acceptance or giving of any gift or thing with a value of more than $100.

No Advisory Person may give or accept cash gifts or cash equivalents (for example, an American Express gift certificate) to or from a Client, prospective Client, or any Ariel Business Partner. The provision of gratuities to service providers to whom providing gratuities is customary is excluded from these gift giving prohibitions.

No Advisory Person may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client, or any Ariel Business Partner. Advisory Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

State and local ethics laws, regulations or rules may limit or prevent gift or entertainment activities with various state or local governmental entities, agencies and employees. Advisory Persons should consult the Chief Compliance Officer in these situations.

All Ariel and Distributor employees are required to report gifts received and given as outlined in guidelines provided in a separate memorandum.

F.	Service as a Director

An Advisory Person may serve on the board of directors of any publicly traded company only if the Advisory Person obtains prior approval from the Chief Compliance Officer. The Chief Compliance Officer’s approval will be based upon a determination that such service is not inconsistent with the interests of any Client. If the Chief Compliance Officer has approved such service by an Advisory Person, that Advisory Person will be isolated through informational barrier procedures from persons making investment decisions with respect to such issuer.

G.	Enforcement and Sanctions

1. Penalties for Violations of this Code. The Chief Compliance Officer will take any action he deems appropriate against any Advisory Person who violates any provision of this Code. Such action may include:

•	an oral reprimand, a written censure, fines, the disgorgement of profits or the payment of avoided losses, requiring the sale of an improperly purchased security; and

•	a recommendation to the appropriate executive officer(s) and/or the Board of Trustees of the Trust and Board of Directors of ACM Holdings that the Advisory Person’s duties be limited or that the Advisory Person be suspended or removed from office or have his employment terminated.

2. Violations of the Code With Respect to the Trust. Each violation of this Code that in any way relates to the Trust will be reported to the Board of Trustees at or before the next regular meeting of the Board. The Board of Trustees may impose sanctions in addition to those imposed by the Chief Compliance Officer.

3. Violations of the Code Not Involving the Trust. Each violation of this Code that does not in any way relate to the Trust will be reported to the Board of Directors of ACM Holdings at or before its next regular meeting. The Board of Directors may impose sanctions in addition to those imposed by the Chief Compliance Officer.

H.	Administration of the Code

1. Appointment of a Chief Compliance Officer. Ariel and the Trust will each appoint a Chief Compliance Officer and will keep a record for five years of the persons serving as Chief Compliance Officer(s) and their dates of service.

2. Administration of the Code. Ariel’s Chief Compliance Officer will administer the Code and use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Advisory Persons and to prevent violations of the Code. Among other things, the Chief Compliance Officer or persons under his supervision will review reports against pre-clearance requests, review transaction confirmations and account statements on a quarterly basis, and look for unusual or very large trades, which may indicate the receipt of inside information.

3. Recordkeeping. The Chief Compliance Officer will maintain a record of all Code violations, and of any action taken as a result of the violation. The record of violations will be maintained for five years in an easily accessible place.

4. List of Advisory Persons. The Chief Compliance Officer will prepare a list of the Advisory Persons, update the list as necessary, and maintain a record of former lists of Advisory Persons.

5. Notice of Amendments to the Code. The Chief Compliance Officer will provide amendments to this Code to each Advisory Person. Each Advisory Person will acknowledge receipt of all amendments.

6. Exceptions and Exemptions. The applicable Chief Compliance Officer(s) or the Board of Trustees of the Trust, may grant an exception to or exemption from this Code to any person, transaction or series of transactions, provided that the exception or exemption is not contrary to the mandatory requirements of any 1940 Act or Advisers Act rule. The granting of an exception or exemption must be set forth in a written memorandum specifying the Code section(s) from which the person, transaction or series of transactions is excepted or exempted, the reasons for the exception or exemption and any conditions related to the exception or exemption.

7. Annual Report. At least once a year the Chief Compliance Officer will furnish to the Board of Trustees of the Trust and the Board of Directors of ACM Holdings, and the respective Boards will consider, a written report that:

•	considers the Code’s adequacy and the effectiveness of its implementation;

•	describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations (the annual report may incorporate by reference information included in any written reports previously presented to the Boards); and

•	certifies that the Trust, Ariel and the Distributor have adopted procedures reasonably necessary to prevent Advisory Persons from violating the Code.

8. Changes to the Code. The Board of Trustees of the Trust (including a majority of the Disinterested Trustees voting separately) will consider and determine whether to approve any material change to this Code at the next regular meeting of the Board after such change, and in no event more than six (6) months after the change.

9. Maintaining Copies of Versions of the Code. A copy of each version of the Code will be maintained for five (5) years in an easily accessible place.

10. Disclosure. The Code will be described in Ariel’s Form ADV, Part II, and a copy of the Code will be provided to any Client or prospective Client upon request.

EXHIBIT A

INSIDER TRADING POLICY AND PROCEDURES

1.	Scope of Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, trustees, officers and employees of the Trust, the Adviser and the Distributor.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Chief Compliance Officer. You must also notify the Chief Compliance Officer if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

2.	Policy Statement on Insider Trading

Each director, trustee, officer or employee of the Trust, the Adviser and the Distributor is prohibited from trading, either personally or on behalf of others, including mutual funds managed by the Adviser, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy extends to activities within and outside your duties at the Trust, the Adviser or the Distributor. You must read and retain this policy statement. Any questions regarding this policy should be referred to the Chief Compliance Officer. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information, or

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others.

•	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser or the Distributor may become a temporary insider of a company they advise or for which they perform other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

•	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material Information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court has upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Trust, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

•	What is Nonpublic Information?

Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

•	Penalties for Insider Trading.

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser and the Distributor, including dismissal of the persons involved.

3.	Identifying Inside Information

Before any person covered by this policy executes any trade for him/herself or on the behalf of others, including the Trust, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if the person has questions as to whether the information is material and nonpublic, the person should take the following steps before any trade is executed:

•	Report the matter immediately to the Chief Compliance Officer.

•	The securities should not be purchased or sold by the person or on behalf of others, including the Trust.

•	The information should not be communicated inside or outside the Adviser, other than to the Chief Compliance Officer.

•	After the issue has been reviewed, the Chief Compliance Officer will instruct the person as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

4.	Contacts with Public Companies

Contacts with public companies represent an important part of the Adviser’s research efforts. The Adviser may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee of the Adviser or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to the analyst or an investor relations representative make a selective disclosure of adverse news to a handful of investors. In such situation, the Adviser must make a judgment as to its further conduct. For the protection of the company and its employees, the Chief Compliance Officer should be contacted if an employee believes that he/she has received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

EXHIBIT B

SUPPLEMENTAL PROCEDURES FOR DISCRETIONARY TRUSTS,

“BLIND” TRUSTS AND DISCRETIONARY ACCOUNTS

under the

CODE OF ETHICS FOR ARIEL ENTITIES

as amended October 10, 2005

The Code of Ethics (the “Code”) provides certain Code exemptions for any Reportable Account over which the Advisory Person or his Family Member has no direct or indirect influence or control. These are Reportable Accounts where investment authority is completely held and used by a person or entity not subject to our Code. In these accounts, the Advisory Person is never consulted prior to any transaction. These accounts are referred to as “discretionary” and include discretionary brokerage or advisory accounts and trusts where investment power is solely in a person or entity not subject to the Code. The procedures that follow govern these accounts.

1. Prior Approval of these Accounts Required. Each Discretionary Account must be reported to the Chief Compliance Officer for written approval before it is exempted from the provisions outlined in paragraph 2 below. Advisory Persons should discuss the proposed account with the Chief Compliance Officer, who will review the identity of the account holder; the identity of the trustee, broker or adviser; and the written terms of arrangement. The Advisory Person and the trustee, broker or adviser for the account should agree to the following arrangement:

The trustee [or adviser or broker] and account holder acknowledge that the Ariel employee (or other Family Member subject to the Code) does not have any direct or indirect influence or control over the account.

The Advisory Person may, however, inform the trustee, adviser or broker of general investment objectives, such as a need for income, the degree of risk tolerance, and general mix and asset allocation guidelines. The Advisory Person may receive confirmation statements or monthly statements in regular course after transactions are effected.

2. Code Exemptions for Approved Discretionary Accounts. An approved discretionary account relieves the Advisory Person ONLY from the prohibitions of Section B (other than the prohibitions of B.1) and the reporting obligations, relating to Reportable Securities only, imposed by Sections C.1, C.2, C.3 and C.4. Advisory Persons are still subject at all times to general insider trading restrictions as well as the high fiduciary standards expected from all Advisory Persons.

3. Annual Certifications And Termination of Arrangements. The Chief Compliance Officer will request certifications at least annually from the Advisory Person and the trustee, broker or adviser, in substantially the following form:

The undersigned certify that, as of this day and for the period since the last certification or the establishment of the discretionary account, the account holder or Ariel employee has had no discretion regarding any particular transaction made or to be made in the account and the trustee [or adviser or broker] has made all investment decisions without informing the account holder or Ariel employee as to the transaction until after the transaction has been effected.

If at any time the Advisory Person or account holder determines to exercise any influence or control over the account, including consulting with respect to any particular transaction, the Advisory Person must give prior notice to the Chief Compliance Officer. The account will then be subject to all provisions of the Code, and the exemptions in paragraph 2 of these procedures will be revoked.

4. Chief Compliance Officer Discretion. The Chief Compliance Officer has discretion to withhold approval of blind trust or discretionary accounts arrangements, or at any time to impose additional or different conditions on such accounts.

SAMPLE

ANNUAL

CODE OF ETHICS CERTIFICATION

I acknowledge that I have received and read a copy of the Code of Ethics, including Insider Trading Policy (collectively, the “Code of Ethics”), as amended October 10, 2005, for Ariel Investment Trust, Ariel Capital Management, LLC and Ariel Distributors, Inc. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I further agree that my adherence to the Code of Ethics is a condition of employment with Ariel Capital Management, LLC. I will retain a copy of this Code of Ethics for future reference.

I hereby certify that I am not an “ineligible person” under Section 9 of the Investment Company Act of 1940 (“1940 Act”). Section 9 prohibits certain persons who have committed various delineated acts from serving or acting in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company. Section 9(a) of the 1940 Act deems as ineligible:

•	any person convicted within the last ten years involving securities transactions or employment in the securities field;

•	any person by reason of misconduct, who has permanent or temporary injunctions from acting in certain capacities in the securities arena;

•	a company, any affiliated person of which is ineligible under the points noted above, which includes any person who owns 5% or more of the voting securities of another person and any person who controls, is controlled by, or is under common control with another person; and

•	any person subject to a Securities and Exchange Commission order declaring them to be ineligible under Section 9.

I further certify that I have complied with the requirements of the Code of Ethics, as amended October 10, 2005, and I have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to such Code of Ethics.

Dated

Printed Name

Signature

Please print, sign and forward to the Legal & Compliance Department.

SAMPLE

INITIAL

CODE OF ETHICS CERTIFICATION

I acknowledge that I have received and read a copy of the Code of Ethics, including Insider Trading Policy (collectively, the “Code of Ethics”), as amended October 10, 2005, for Ariel Investment Trust, Ariel Capital Management, LLC and Ariel Distributors, Inc. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I further agree that my adherence to the Code of Ethics is a condition of employment with Ariel Capital Management, LLC. I will retain a copy of this Code of Ethics for future reference.

I hereby certify that I am not an “ineligible person” under Section 9 of the Investment Company Act of 1940 (“1940 Act”). Section 9 prohibits certain persons who have committed various delineated acts from serving or acting in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company. Section 9(a) of the 1940 Act deems as ineligible:

•	any person convicted within the last ten years involving securities transactions or employment in the securities field;

•	any person by reason of misconduct, who has permanent or temporary injunctions from acting in certain capacities in the securities arena;

•	a company, any affiliated person of which is ineligible under the points noted above, which includes any person who owns 5% or more of the voting securities of another person and any person who controls, is controlled by, or is under common control with another person; and

•	any person subject to a Securities and Exchange Commission order declaring them to be ineligible under Section 9.

I further certify that I will comply with the requirements of the Code of Ethics, as amended October 10, 2005, and I will disclose or report all personal securities transactions and accounts required to be disclosed or reported pursuant to such Code of Ethics.

Dated

Printed Name

Signature

Please print, sign and forward to the Legal & Compliance Department.